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Scott Hibbs, for investors, (503) 731-2123
Angela Hult, for investors, (503) 731-2192
Dave Kvamme, for media (503) 464-6272


March 3, 1998

              PACIFICORP OFFERS 820 PENCE PER SHARE FOR THE ENERGY GROUP

     PORTLAND, Oregon - PacifiCorp (NYSE: PPW) Monday offered 820 pence for The Energy Group PLC (NYSE/LSE: TEG) and noted today the increased bid of 840 pence by Texas Utilities Company (NYSE: TXU).

     PacifiCorp has obtained all regulatory approvals it was seeking and which were conditions to its offer. "Texas Utilities, on the other hand, still must obtain regulatory clearances, which can take several months," PacifiCorp said.

     The company noted that it obtained clearance from the U.S. Federal Trade Commission in mid-February, eight months after making its initial offer and from the UK government in mid-December following a six-month investigation.

     PacifiCorp also announced that its wholly owned subsidiary, PacifiCorp Acquisitions, has acquired 45,987,079 Energy Group shares at a price of 820 pence per share. As a result, PacifiCorp now owns 8.8 percent of the outstanding shares of TEG.

     The increased PacifiCorp offer values the fully diluted share capital of The Energy Group at approximately $7.172 billion (4.347 billion pounds). PacifiCorp's bid of 820 pence is 7 per cent higher than its renewed offer of 765 pence, which was sent to TEG shareholders February 6.

     "The PacifiCorp offer provides TEG shareholders excellent value and certainty," the company said.

     The acquisition is expected to be accretive to PacifiCorp's earnings in the first year following completion of the transaction and thereafter. This statement should not be interpreted to mean that PacifiCorp's total reported earnings per share will necessarily be greater than those for the year ended December 31, 1997, the company said.

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     In making the increased offer for TEG, PacifiCorp reiterated the company's commitment to credit quality and its aggressive consolidated debt reduction program following the acquisition, including consideration of the disposition of any non-strategic assets.

     "The acquisition financing package continues to be consistent with the high quality nature of the assets being acquired," the company said.

     PacifiCorp, one of the lowest-cost electricity producers in the United States, is a multinational energy company with 1.4 million retail electric customers in the western United States and 550,000 customers in the State of Victoria, Australia. PacifiCorp, which has more than 10,000 megawatts of generation capacity, also is the largest investor-owned bulk power marketer in the western U.S. and is an active electricity and gas marketer in the eastern U.S.

     The Energy Group owns Eastern Electricity, the largest regional electricity company in the UK with more than 3 million customers, and Peabody, the world's largest privately owned coal company, based in the U.S.

     Upon completion of the transaction, the combined company will have 5 million customers, 17,000 megawatts of generation and more than 10 billion tons of coal reserves in the United States, the United Kingdom and Australia.

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